MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of results and operations and financial condition for Buffets, Inc. is presented for informational purposes pursuant to section 4.02 of the bond indenture for Buffets, Inc.‘s 11¼% senior subordinated notes due 2010. You should read the following discussion in conjunction with our condensed consolidated financial statements and related notes included elsewhere in this informational disclosure. Unless the context indicates or requires otherwise, (i) the terms “Buffets”, “we”, “our” and “Company” refer to Buffets, Inc. and its subsidiaries and (ii) the terms “parent company” and “Buffets Holdings” refer to Buffets Holdings, Inc., our sole shareholder. Some of the statements in the following discussion are forward-looking statements. See “Forward-Looking Statements and Risk Factors.”

Overview

        We are the largest operator of company-owned stores in the buffet/grill sector, as measured in both sales and number of restaurants. Our restaurants are principally operated under the names Old Country Buffet and HomeTown Buffet. As of June 29, 2005, we had 354 company-owned restaurants and 18 franchised locations in 36 states.

        We were founded in 1983 to develop buffet-style restaurants under the name Old Country Buffet. In October 1985, we completed our initial public offering and were listed on The NASDAQ National Market. In September 1996, we merged with HomeTown Buffet, Inc., which was developed by one of our co-founders and had 80 company-owned HomeTown Buffet restaurants in 11 states and 19 franchised restaurants in eight states. In October 2000, we were acquired by Buffets Holdings, a company organized by Caxton-Iseman Capital, Inc., in a buyout from public shareholders.

        Our financial results are significantly impacted by changes in sales at our company-owned restaurants. Changes in sales are largely driven by changes in average weekly guest counts and average guest check. Average weekly guest counts are affected by changes in consumer confidence, competition, economic conditions and unusual weather patterns. We monitor average weekly guest counts very closely, as they directly impact our revenues and profits, and focus substantial efforts on growing these numbers on a same-store basis. Same-store average weekly sales and guest counts are affected by our ability to consistently deliver a high-quality, value-priced selection of home-style cooked meals in a clean and pleasant self-service buffet format, the success of our marketing promotions and other business strategies.

        Our business model is characterized by a relatively fixed cost structure, particularly in the short term. Accordingly, changes in marginal average weekly sales volume can have a more significant impact on our profitability than for a business possessing a more variable cost structure. Over a longer time horizon, by virtue of our diversified food offerings, we are able to address the semi-fixed element of food cost by modifying our offerings or by highlighting other foods on the menu in order to reduce consumption on the higher cost items. In addition, we monitor our labor costs and hourly employee productivity, as measured by the number of guests served per labor hour, on a weekly basis to ensure that restaurants are responsive in scheduling and managing our labor to varying levels of guest traffic.

        Since we were acquired by Buffets Holdings in a buyout from our public shareholders in October 2000, we have focused on improving asset management and optimizing our capital structure. As a result, we have had net closures of 50 restaurants in less attractive locations either through early termination, or non-renewal at lease end, since October 2000.

        Our fiscal year comprises 52 or 53 weeks divided into four fiscal quarters of 12, 12, 16 and 12 or 13 weeks. Beginning with the transitional period ended July 3, 2002, we changed our fiscal year so that it ends on the Wednesday nearest June 30 of each year. The fiscal year 2002 transition period consisted of 26 weeks and was divided into two periods of 16 and 10 weeks. Prior to that, our fiscal year ended on the Wednesday nearest December 31 of each year and each fiscal year was divided into periods of 16, 12, 12 and 12 or 13 weeks.

        The following is a description of the line items from our consolidated statements of operations:

•	We recognize as restaurant sales the proceeds from the sale of food and beverages at our company-owned restaurants at the time of such sale. We recognize the proceeds from the sale of gift certificates/cards when the gift certificates/cards are redeemed at our restaurants. Until redemption, the unearned revenue from the sale of gift certificates/cards is included in accrued liabilities on our consolidated balance sheets. Our franchise income includes royalty fees and initial franchise fees received from our franchisees. We recognize royalty fees as other income based on the sales reported at the franchise restaurants.

•	Restaurant costs reflect only direct restaurant operating costs, including food, labor and direct and occupancy costs. Labor costs include compensation and benefits for both hourly and restaurant management employees. Direct and occupancy costs consist primarily of costs of supplies, maintenance, utilities, rent, real estate taxes, insurance, depreciation and amortization.

•	Advertising expenses reflect all advertising and promotional costs.

•	General and administrative expenses reflect all costs, other than advertising expenses, not directly related to the operation of restaurants. These expenses consist primarily of corporate administrative compensation and overhead, district and regional management compensation and related management expenses and the costs of recruiting, training and supervising restaurant management personnel.

•	Impairment of assets reflects fair market adjustments to the carrying value of long-lived assets, primarily comprised of leasehold improvements and equipment.

•	Gain on sale of Original Roadhouse Grill restaurants reflects the net proceeds from the sale of 13 Original Roadhouse Grill restaurants net of the related carrying value of these restaurants.

•	Loss on sale-leaseback transactions reflects transaction costs and impairment losses associated with the sale and leaseback of the leasehold interests and leasehold improvements.

•	Financing-related compensation expenses reflect payments to holders of cash incentive plan units in conjunction with the issuance of Buffets Holdings’ 13 7/8% senior discount notes in May 2004.

•	Interest expense reflects interest costs associated with our debt, amortization of debt issuance cost and accretion of original issuance discount on our subordinated notes and bonds.

•	Interest income reflects interest earned on our short-term investments.

•	Loss related to refinancing reflects transaction and other costs associated with a refinancing that we postponed due to market conditions and the amendment and restatement of our credit agreement on February 20, 2004.

•	Loss related to the early extinguishment of debt reflects the costs associated with redeeming a portion of Buffets’ 11¼% senior subordinated notes prior to their maturity during fiscal years 2004 and 2005.

•	Other income primarily reflects franchise fees earned, less minority interest associated with our Tahoe Joe’s subsidiary. During August 2003, we exercised our call option to acquire the remaining 20% interest in Tahoe Joe’s, Inc. from the minority holder.

•	Income tax expense (benefit) reflects the current and deferred tax provision (benefit) determined in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.”

Critical Accounting Policies

        Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions, including those related to recoverability of long-lived assets, goodwill, self-insurance reserves and income taxes. Management bases its estimates and assumptions on historical experience and on various other factors. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

        We believe the following critical accounting policies affect management’s significant estimates and assumptions used in the preparation of our consolidated financial statements.

Long-Lived Assets

        We test property and equipment for impairment annually or whenever events or circumstances indicate that the carrying amount of a restaurant’s assets may not be recoverable. We test for impairment using historical cash flows and other relevant facts and circumstances as the primary basis for its estimates of future cash flows. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, namely as individual restaurants. A restaurant is deemed to be impaired if a forecast of undiscounted future operating cash flows, including disposal value, if any, is less than its carrying amount.

        If a restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, we generally measure fair value by discounting estimated future cash flows. This process requires the use of estimates and assumptions, which are subject to a high degree of judgment. Accordingly, actual results could vary significantly from such estimates.

        During fiscal years 2003, 2004 and 2005, we expensed approximately $4.8 million, $1.9 million and $3.6 million, respectively, relating to the impairment of long-lived assets for 27, 17 and 29 restaurants, respectively.

Goodwill

        We test the recoverability of goodwill annually or whenever events or circumstances indicate that the carrying amount may not be recoverable. Goodwill is deemed to be impaired if the fair value of a reporting unit is less than its carrying value. If goodwill is determined to be impaired, the loss is measured as the amount by which the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. The fair value of a reporting unit is an estimate based on assumptions regarding its future cash flows. In the event that these assumptions change in the future, we may be required to record impairment charges related to our goodwill. No impairment charges were recorded in fiscal years 2003, 2004 or 2005.

Self-Insurance Reserves

        We are self-insured and reserve for exposure related to our workers compensation, general liability, medical and dental programs. We maintain stop loss coverage with third party insurers to limit our total exposure. The self-insurance liability represents an estimate of the ultimate cost of claims incurred and unpaid as of the balance sheet date, including both reported claims and claims that have been incurred but not reported. The estimated liability is established based upon historical claims data and third-party actuarial estimates of settlement costs for incurred claims. Our estimates include our judgments and independent actuarial assumptions regarding economic conditions, the frequency and severity of claims and claim development patterns and settlement practices. These estimates and assumptions are monitored and adjusted when warranted by changing circumstances. Changes in these factors may produce materially different amounts of expense and liabilities that would be reported under these insurance programs.

Store Closing Reserve

        We maintain a store closing reserve for restaurants that are no longer being utilized in current operations. The store closing costs are principally comprised of our estimates of lease termination costs and obligations, net of sublease and other cash receipts, and employee termination benefits. Many factors including the local business environment, other available lease sites, the ability to secure subleases, the creditworthiness of subtenants, and our success at negotiating early termination agreements with lessors are considered in establishing the accruals. Adjustments to the reserve primarily relate to changes in subtenant income or actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the changes become known. The store closing reserve was $1.4 million and $1.5 million as of June 30, 2004 and June 29, 2005, respectively.

Income Taxes

        We estimate certain components of our provision for income taxes. These estimates include, among other items, depreciation and amortization expense allowable for tax purposes, allowable tax credits for items such as the Working Opportunity Tax Credit and taxes paid on reported employee tip income, effective rates for state and local taxes, and the tax deductibility of certain other items. Our estimates are based on current tax laws, the best available information at the time of the provision and historical experience. Income tax returns are subject to audit by federal, state, and local governments, generally years after the returns are filed. These returns could be subject to material adjustments or differing interpretations of the tax laws.

        Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial reporting amounts and the tax basis of existing assets and liabilities based on currently enacted tax laws and tax rates in effect for the periods in which the differences are expected to reverse. Income tax expense is the tax payable for the quarter, plus the change during the quarter in deferred income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Gift Cards

        Historically, Buffets has sold gift certificates to its guests. Beginning in November 2002, Buffets stopped selling paper gift certificates and began selling gift cards. Proceeds from the sale of gift cards are initially recorded as a liability when received. Revenues from the sale of gift cards at our restaurants are recognized upon redemption. In estimating the related gift card liability, we analyze historical trends to derive our estimates of future gift card redemption patterns. The assumptions and activity are closely monitored for changes in escheatment laws and redemption patterns. We adjust our gift card liability based on historical and expected non-redemption trends. These adjustments are classified within direct and occupancy costs in our consolidated statements of operations. The gift card/certificate liability was $4.4 million and $4.1 million as of June 30, 2004 and June 29, 2005, respectively.

Results of Operations

        The following discussion reflects our historical results for the fiscal years ended July 2, 2003, June 30, 2004 and June 29, 2005.

        Our future results may not be consistent with our historical results. Our fiscal 2003 results included the operating results for 13 Original Roadhouse Grill restaurants that were sold in June 2003, as well as the impact of sale and leaseback transactions with respect to 30 restaurants completed during the year. Our fiscal 2004 results included the impact of a sale and leaseback transaction with respect to one restaurant completed in December 2003, bank refinancing costs associated with the amendment and restatement of our senior credit agreement in February 2004 and the redemption of approximately $29.6 million of 11¼% senior subordinated notes due 2010. Our fiscal 2005 results included a loss related to the redemption of approximately $14.3 million of 11¼% Senior Subordinated notes due 2010, and charges for the impairment of long-lived assets and severance costs. The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this report.

For the Year Ended June 29, 2005 Compared to the Year Ended June 30, 2004

        The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

	For the Year Ended
	June 30,		June 29,
	2004		2005
	(Dollars in thousands)

Restaurant sales	$942,831	100.0%	$926,781	100.0%
Restaurant costs	812,662	86.2	808,588	87.2
Advertising expenses	25,854	2.7	24,014	2.6
General and administrative expenses	42,722	4.5	43,507	4.7
Impairment of assets	1,878	0.2	3,609	0.4
Financing-related compensation expenses	774	0.1	--	--

Operating income	58,941	6.3	47,063	5.1
Interest expense	37,445	4.0	36,647	4.0
Interest income	(424)	--	(515)	(0.1)
Loss related to refinancing	4,201	0.4	--	--
Loss related to early extinguishment of debt	5,275	0.6	1,923	0.2
Other income	(1,379)	(0.1)	(935)	(0.1)

Income before income taxes	13,823	1.5	9,943	1.1
Income tax expense	3,267	0.3	3,050	0.3

Net income	$10,556	1.1	$6,893	0.7

       Certain percentage amounts do not sum to total due to rounding.

        Restaurant Sales. Restaurant sales for the fiscal year ended June 29, 2005 decreased $16.0 million, or 1.7%, compared with the fiscal year ended June 30, 2004. The decline in sales was impacted by the closure of eleven buffet restaurants, partially offset by the opening of five units over the past year. Although average weekly sales for fiscal 2005 were $50,273, or 0.6% higher than the prior year, same-store sales for fiscal 2005 decreased by 0.6% compared to the prior year, which is comprised of a 3.0% decline in guest traffic partially offset by a 2.4% increase in average check. We attribute the weak sales trends during fiscal 2005 principally to a shift in the timing of the Christmas and New Year holidays to higher-volume weekend days as opposed to lower-volume days in the prior year as well as adverse weather conditions at various times during the year. We also believe high energy costs and uncertain economic conditions have affected our target customers’ disposable income spending decisions and adversely impacted our guest counts. We currently expect same-store sales for the first quarter of fiscal 2006 (the 12-week period ending September 21, 2005) to increase by approximately 4% to 4.5% percent versus the comparable period in fiscal 2005. The expected same-store sales increase reflects an average price increase of approximately five to six percent, coinciding with the commencement of a steak promotion for a majority of the chain.

        Restaurant Costs. Restaurant costs for fiscal 2005 increased by 1.0% as a percentage of sales compared with the prior year. Food costs increased 0.5% as a percentage of sales primarily due to commodity pricing pressures in our chicken and dairy product categories. Labor costs were 0.4% lower as a percentage of sales than those experienced in the prior year primarily due to a rationalization of our restaurant management complement. Direct and occupancy costs increased by 0.9% measured as a percentage of sales versus the prior year. The increase was largely attributable to approximately $2.3 million in losses on disposal primarily associated with the closure of eleven restaurants and the cancellation of two new store openings, as well as higher utility costs and leverage issues attributable to reasonably fixed costs on a declining sales base. We currently expect that restaurant costs will range between 85.0% and 85.5% as a percentage of sales during the first quarter of fiscal 2006.

        Advertising Expenses. Advertising costs decreased 0.1% as a percentage of sales during fiscal 2005 versus the prior year as we significantly reduced television advertising during December and January. We expect that advertising costs will range between 3.0% and 3.2% as a percentage of sales during the first quarter of fiscal 2006.

        General and Administrative Expenses. General and administrative expenses increased 0.2% as a percentage of sales during fiscal 2005 as compared to fiscal 2004. Higher severance expense and professional fees during fiscal 2005 were partially offset by higher bonus expense and 401K expense during fiscal 2004. We currently expect that general and administrative expenses will range between 4.3% and 4.5% as a percentage of sales for the first quarter of fiscal 2006.

        Impairment of Assets. During fiscal 2005, we recognized approximately $3.6 million in impairments of the carrying value of our long-lived assets for 29 restaurants. During fiscal 2004, we recorded approximately $1.9 million in impairments of long-lived assets for 17 restaurants.

        Loss Related to Refinancing. During fiscal 2004, we entered into an amended and restated Credit Facility. In connection with this bank refinancing, we wrote off $4.2 million of debt issuance costs related to the predecessor Credit Facility.

        Loss Related to the Early Extinguishment of Debt. During the first quarter of fiscal 2005, we redeemed approximately $14.3 million of Buffets’ 11¼% senior subordinated notes at an average price of 106.7%. During the second half of fiscal 2004, we repurchased $29.6 million of 11¼% senior subordinated notes due in 2010 at an average price of 110.4%. The difference between the premium purchase price and the discounted carrying value of the senior subordinated notes, as well as the associated write-off of debt issuance costs, was recognized as a loss related to the early extinguishment of debt.

        Income Taxes. The effective tax rate increased to 30.7% for the current year compared with 23.6% for the prior year. The prior year rate was depressed by the impact of a more favorable than expected resolution to a state tax audit.

For the Year Ended June 30, 2004 Compared to the Year Ended July 2, 2003

        The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

	For the Year Ended
	July 2,		June 30,
	2003		2004
	(Dollars in thousands)

Restaurant sales	$985,286	100.0%	$942,831	100.0%
Restaurant costs	850,840	86.4	812,662	86.2
Advertising expenses	28,589	2.9	25,854	2.7
General and administrative expenses	45,382	4.6	42,722	4.5
Impairment of assets	4,803	0.5	1,878	0.2
Gain on sale of Original Roadhouse Grill restaurants	(7,088)	(0.7)	--	--
Loss on sale leaseback transactions	5,856	0.6	--	--
Financing-related compensation expenses	--	--	774	0.1

Operating income	56,904	5.8	58,941	6.3
Interest expense	40,146	4.1	37,445	4.0
Interest income	(307)	--	(424)	--
Loss related to refinancing	--	--	4,201	0.4
Loss related to early extinguishment of debt	--	--	5,275	0.6
Other (income)	(1,270)	(0.1)	(1,379)	(0.1)

Income before income taxes	18,335	1.9	13,823	1.5
Income tax expense	5,319	0.5	3,267	0.3

Net income	$13,016	1.3	$10,556	1.1

       Certain percentage amounts do not sum to total due to rounding.

        Restaurant Sales. Restaurant sales for the fiscal year ended June 30, 2004 decreased $42.5 million, or 4.3%, compared with the fiscal year ended July 2, 2003. The decline in sales was primarily attributable to the closure of 15 buffet restaurants and the sale of 13 Original Roadhouse Grill restaurants, partially offset by the opening of 3 units, over the past year. Average weekly sales for fiscal 2004 were $49,949, or 2.0% higher than the prior year. Same-store sales for fiscal 2004 increased by 1.3% compared to the prior year, reflecting a 1.6% decline in guest traffic and a 2.9% increase in average check. The increase in average check comprised approximately a 2.0% price increase and a 0.9% average check increase due to a reduction in free promotional and employee meals.

        Restaurant Costs. Restaurant costs for fiscal 2004 decreased by 0.2% as a percentage of sales compared with the prior year. Food costs as a percentage of sales increased 0.9% primarily due to our expanded and enriched menu offerings. Labor costs as a percentage of sales were 1.3% lower than those experienced in the prior year, primarily due to a reduction in our restaurant management staffing levels substantially effected during the third quarter of fiscal 2003 and the improved productivity of our hourly employees. Direct and occupancy costs as a percentage of sales increased by 0.2% versus the prior year. This increase was primarily attributable to an increase in rent expense associated with the sale-leaseback transactions.

        Advertising Expenses. Advertising expenses decreased 0.2% as a percentage of sales during fiscal 2004 versus the prior year. The decrease reflected a reduction in advertising weights during fiscal 2004 to more historic levels. During the first half of fiscal 2003, we increased advertising weights in prime time, late news and Hispanic television in a number of markets in an effort to drive traffic, but these investments did not produce returns justifying their continuation. Approximately 62% of our buffet restaurants received television-advertising support during fiscal 2004 and fiscal 2003

        General and Administrative Expenses. General and administrative expenses as a percentage of sales decreased 0.1% during fiscal 2004 as compared to the prior fiscal year. This decrease was largely due to a decrease in non-store employees largely effected during the third quarter of fiscal 2003.

        Impairment of Assets. During fiscal 2004, we recognized approximately $1.9 million in fair market adjustments to the carrying value of our long-lived assets for 17 restaurants. During fiscal 2003, we recorded approximately $4.8 million of impairments to the long-lived assets for 27 restaurants.

        Gain on Sale of Original Roadhouse Grill Restaurants. On June 5, 2003, we sold 13 Original Roadhouse Grill restaurants for approximately $28.4 million in net proceeds. The gain associated with the sale of these restaurants approximated $7.1 million.

        Loss on Sale and Leaseback Transactions. During fiscal 2003, we entered into three sale-leaseback transactions whereby we transferred our leasehold interests and leasehold improvements with respect to 30 restaurants to a third party for net proceeds of approximately $26.1 million. We simultaneously entered into long-term leases for those restaurants with an aggregate initial annual rent of approximately $3.7 million. In connection with these sale-leaseback transactions, we recorded a loss of approximately $5.9 million primarily to reflect the impairment of certain of the properties for which the net proceeds were less than the book value of the leasehold assets. In addition, the net proceeds for certain of the properties were greater than the book value of the leasehold assets resulting in a deferred gain of approximately $3.6 million. The deferred gain will be accreted over the life of the respective restaurant leases, ranging from 17 to 25 years.

        On December 19, 2003, we entered into a sale and leaseback transaction by which we transferred our leasehold interests and leasehold improvements with respect to one restaurant to a third party for net proceeds of $2.7 million. We simultaneously entered into a long-term lease for that restaurant with an aggregate initial annual rent of approximately $0.3 million. The net proceeds of this sale and leaseback transaction exceeded the book value of the leasehold assets resulting in a deferred gain of approximately $0.3 million, which will be accreted over the 20-year life of the lease.

        Loss Related to Refinancing. On February 20, 2004, we entered into an amended and restated Credit Facility. In connection with this bank refinancing, we wrote off $4.2 million of debt issuance cost related to the predecessor Credit Facility.

        Loss Related to the Early Extinguishment of Debt. We repurchased approximately $29.6 million of our 11¼% senior subordinated notes at an average price of 110.4%. We recognized the difference between the premium purchase price and the discounted carrying value of our 11¼% senior subordinated notes, as well as an associated write-off of debt issuance cost, as a loss related to the early extinguishment of debt.

        Income Taxes. Income taxes decreased 0.2% as a percentage of sales for fiscal 2004 compared to the prior year. The effective tax rate of 23.6% for the current year compared with 29.0% for the prior year reflected the impact of stable tax credits on pre-tax income that was depressed by financing-related expenses, as well as a more favorable than expected resolution to a state tax audit.

Liquidity and Capital Resources

        Cash flows generated from our operating activities provide us with a significant source of liquidity. Because most of our sales are for cash or credit with settlement within a few days and most vendors are paid on terms ranging from 14 to 35 days, we operate on a significant working capital deficit. In addition to cash flows from operations, revolving credit loans and swingline loans are available to us under our credit facility. Letters of credit issued under the letter of credit facility are also available to us to support payment obligations incurred for our general corporate purposes.

        Historically, our capital requirements have been for the development and construction of new restaurants, restaurant refurbishment and the installation of new information systems. We expect these requirements to continue in the foreseeable future.

        Operating Activities. Net cash provided by operating activities in fiscal years 2005, 2004 and 2003 was $53.7 million, $54.4 million and $57.7 million, respectively. Net cash provided by operating activities exceeded the net income for fiscal 2005 principally due to the effect of depreciation and amortization, accretion of original issue discount and an increase in the loss related to the impairment of assets, partially offset by a deferred income tax benefit and an increase in prepaid expenses. Net cash provided by operating activities exceeded net income for fiscal 2004 primarily due to the effect of depreciation and amortization, a write-off of debt issuance cost related to bank refinancing and a loss related to early extinguishment of debt, partially offset by a decrease in accrued and other liabilities. Net cash provided by operating activities exceeded net income for fiscal 2003 primarily due to the effect of depreciation and amortization, a loss related to the impairment of assets, a loss on sale-leaseback transactions, partially offset by a gain on sale of Original Roadhouse Grill restaurants and a $17 million payment of accrued redemption fees associated with our recapitalization in June 2002.

        Investing Activities. Net cash used in investment activities in fiscal years 2005 and 2004 was $28.5 million and $28.4 million, respectively. Net cash provided by investment activities in fiscal year 2003 was $26.7 million. During fiscal 2005, new restaurant construction accounted for approximately $12.5 million of our capital expenditures. The bulk of the remainder of our capital expenditures during fiscal 2005 were comprised of remodeling and improvement costs on our existing restaurants. During fiscal 2004, our capital expenditures were primarily comprised of $18.2 million in re-image expenditures, with the majority of the remaining expenditures representing remodeling and improvement outlays on our existing restaurants. We completed the sale and leaseback of certain leasehold interests and leasehold improvements with respect to one location in fiscal 2004 and 30 locations in fiscal 2003. Net proceeds from the transactions were approximately $2.7 million in fiscal 2004 and $26.1 million in fiscal 2003. The aggregate initial annual rent associated with the sale-leaseback transactions was $0.3 million and $3.7 million in fiscal years 2004 and 2003, respectively. We did not recognize a gain or loss on the transaction in 2004, but recorded a loss of $5.9 million in 2003. The loss primarily reflected the impairment of certain of the properties for which the net proceeds were less than the book value of the leasehold assets. In addition, the net proceeds for certain of the properties were greater than the book value of the leasehold assets resulting in a deferred gain of $0.3 million and $3.6 million in fiscal years 2004 and 2003, respectively. This deferred gain is being accreted over the life of the respective restaurant leases, ranging from 17 to 25 years. In addition, we completed the sale of 13 Original Roadhouse Grill restaurants in fiscal 2003 for approximately $28.4 million in net proceeds, of which $2.5 million represented a long-term note receivable. During fiscal 2003, our capital expenditures were primarily comprised of new store expenditures and remodeling outlays on our existing restaurants.

        Financing Activities. Net cash used in financing activities in fiscal years 2005, 2004 and 2003 was $30.6 million, $15.8 million and $76.9 million, respectively. Financing activities consisted primarily of accelerated repayments of debt in all three fiscal years. In addition, we completed a partial bond repurchase program in August 2004, cumulatively expending $49.5 million to redeem $43.9 million of senior subordinated notes at an average price of 109.2% over a period of approximately six months. We spent $15.7 million during the first quarter of fiscal 2005 to redeem $14.3 million of senior subordinated notes at an average price of 106.7%.

        Future Capital Expenditures. During fiscal 2006, we plan to:

•	Open two new restaurants with capital outlay of approximately $4 million.

•	Spend approximately $21 million on remodeling and improvement costs that will be capitalized. Remodels incorporate design elements to update the decor of our existing facilities including a lighter, more contemporary interior design and expanded dessert displays. Other improvement costs include a variety of outlays such as new carpet, equipment and minor leasehold improvements.

•	Spend approximately $20 million on the repair and maintenance of our existing restaurant locations that will be expensed. This will encompass expenditures to keep equipment in good working order and leasehold improvements in good condition, without substantially extending the economic lives of the underlying assets.

•	Spend approximately $1 million on miscellaneous corporate and information systems investments.

        We are not aware of any other event or trend that would potentially affect our capital requirements or liquidity. For the next twelve months, we believe that cash flow from operations, landlord contributions, credits received from trade suppliers and available borrowing capacity will be adequate to finance our development plans, on-going operations and debt service obligations.

Credit Facilities and Other Long Term Debt

        On February 20, 2004, we entered into an amended and restated senior credit facility (“Credit Facility”). The Credit Facility provides for total borrowings of up to $310,000,000, including (i) a $230,000,000 term loan, (ii) a $30,000,000 revolving credit facility, (iii) a $20,000,000 letter of credit facility, and (iv) a $30,000,000 synthetic letter of credit facility. The terms of the Credit Facility permit us to borrow, subject to availability and certain conditions, incremental term loans or to issue additional notes in an aggregate amount up to $25,000,000.

        Effective as of July 28, 2005, Buffets Holdings, Inc. entered into Amendment No. 1, dated as of April 6, 2005 (the “Amendment”), to our Amended and Restated Credit Agreement, dated as of February 20, 2004. The Amendment relaxed the interest coverage and maximum leverage ratios of the Amended and Restated Credit Agreement with which we are required to comply. The Amendment also added a repricing protection clause relating to the prepayment of term loans borrowed under the Credit Facility. The repricing protection provides that we must pay a 1% prepayment premium on all such prepayments prior to January 27, 2006.

        As of June 29, 2005, we had $38.3 million in outstanding letters of credit, which expire through April 7, 2006. As of June 29, 2005, the total borrowing availability under the revolving credit facility was $30.0 million and the total borrowing capacity under the letter of credit facilities was $11.7 million.

        On June 28, 2002, we issued $230.0 million aggregate principal amount of its 11¼% senior subordinated notes due July 15, 2010 at 96.181%. Interest is payable semi-annually on January 15 and July 15 of each year. Except in the event of an initial public offering, we are not entitled to redeem our 11¼% Notes prior to July 15, 2006, after which we can choose to redeem some or all of our 11¼% Notes at specified redemption prices.

Seasonality and Quarterly Fluctuations

        Our sales are seasonal, with a lower percentage of annual sales occurring in most of our current market areas during the winter months. Generally, restaurant sales per unit are lower in the winter months, our third fiscal quarter ending in April of each year. The impact of these reduced average weekly sales are mitigated in our quarterly data presentations through the inclusion of 16 weeks in the quarter ending in early April of each year, compared to only 12 or 13 weeks in each of the other fiscal quarters. Our restaurant sales may also be affected by unusual weather patterns, particularly during the winter months, major world events or matters of public interest that compete for customers’ attention.

New Accounting Standards

        In June 2005, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not believe that the adoption of SFAS No. 154 will have a material impact on our results of operations or financial position.

        In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”. This statement requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments granted to employees. SFAS No. 123(R) is effective as of the beginning of the first annual reporting period after December 15, 2005, which is the beginning of our fiscal year 2007. We do not believe that the adoption of SFAS No. 123(R) will have a material impact on our results of operations or financial position.

Forward-Looking Statements and Risk Factors

        The statements contained in this report which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. We have tried, whenever possible, to identify these forward-looking statements using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions. Similarly, statements herein that describe our business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general business and economic conditions, negative publicity, the impact of competition, the seasonality of our business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, governmental regulations, and inflation. For a detailed discussion of risks and uncertainties that may cause our future performance to differ from that projected in the forward-looking statements, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets Holdings’ Form 10-K filed with the Securities and Exchange Commission on September 23, 2005. All forward-looking statements speak only as of the date of this report. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this report.

BUFFETS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	June 29,
	2004	2005
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,976	$20,613
Restricted cash and cash equivalents	16,228	--
Receivables	7,071	6,740
Inventories	18,673	18,957
Prepaid expenses and other current assets	5,244	6,314
Deferred income taxes	15,915	12,346

Total current assets	89,107	64,970
PROPERTY AND EQUIPMENT, net	149,618	146,653
GOODWILL, net	312,163	312,163
DEFERRED INCOME TAXES	1,033	5,403
OTHER ASSETS, net	12,775	10,354

Total assets	$564,696	$539,543

LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$43,100	$44,883
Accrued liabilities	68,663	70,219
Income taxes payable	6,150	8,867
Current maturities of long-term debt	2,300	2,016

Total current liabilities	120,213	125,985
LONG-TERM DEBT, net of current maturities	419,739	376,739
DEFERRED LEASE OBLIGATIONS	21,621	28,375
OTHER LONG-TERM LIABILITIES	7,013	6,731

Total liabilities	568,586	537,830

COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY (DEFICIT):
Common stock, $.01 par value; 100 shares authorized; 100
shares issued and outstanding	--	--
Retained earnings (accumulated deficit)	(3,890)	1,713

Total shareholder's equity (deficit)	(3,890)	1,713

Total liabilities and shareholder's equity (deficit)	$564,696	$539,543

BUFFETS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS

	For the Year Ended
	July 2,	June 30,	June 29,
	2003	2004	2005
	(In thousands)

RESTAURANT SALES	$985,286	$942,831	$926,781
RESTAURANT COSTS:
Food	311,891	307,807	307,087
Labor	313,532	287,467	279,214
Direct and occupancy	225,417	217,388	222,287

Total restaurant costs	850,840	812,662	808,588
ADVERTISING EXPENSES	28,589	25,854	24,014
GENERAL AND ADMINISTRATIVE
EXPENSES	45,382	42,722	43,507
IMPAIRMENT OF ASSETS	4,803	1,878	3,609
GAIN ON SALE OF ORIGINAL ROADHOUSE GRILL
RESTAURANTS	(7,088)	--	--
LOSS ON SALE LEASEBACK TRANSACTIONS	5,856	--	--
FINANCING-RELATED COMPENSATION EXPENSES	--	774	--

OPERATING INCOME	56,904	58,941	47,063
INTEREST EXPENSE	40,146	37,445	36,647
INTEREST INCOME	(307)	(424)	(515)
LOSS RELATED TO REFINANCING	--	4,201	--
LOSS RELATED TO EARLY EXTINGUISHMENT
OF DEBT	--	5,275	1,923
OTHER INCOME	(1,270)	(1,379)	(935)

INCOME BEFORE INCOME TAXES	18,335	13,823	9,943
INCOME TAX EXPENSE	5,319	3,267	3,050

Net income	$13,016	$10,556	$6,893

BUFFETS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	July 2,	June 30,	June 29,
	2003	2004	2005
	(In thousands)
OPERATING ACTIVITIES:
Net income	$13,016	$10,556	$6,893
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	36,885	33,807	32,247
Amortization of debt issuance costs	1,182	1,370	1,071
Net loss related to refinancing:
Write-off of debt issuance costs	--	4,201	--
Accretion of original issue discount	739	822	767
Loss related to early extinguishment of debt	--	5,275	1,923
Impairment of assets	4,803	1,878	3,609
Deferred income taxes	677	1,200	(801)
Gain on sale of Original Roadhouse Grill restaurants	(7,088)	--	--
Loss on disposal of assets	565	305	2,280
Loss on sale leaseback transactions	5,856	--	--
Changes in assets and liabilities:
Receivables	2,250	(235)	331
Inventories	170	(674)	(683)
Prepaid expenses and other assets	2,047	2,795	(1,070)
Accounts payable	8,350	(677)	1,884
Accrued and other liabilities	(13,779)	(7,597)	2,551
Income taxes payable/refundable	1,983	1,363	2,717

Net cash provided by operating activities	57,656	54,389	53,719

INVESTING ACTIVITIES:
Proceeds from sale leaseback transactions	26,117	2,710	--
Proceeds from sale of Original Roadhouse Grill restaurants	25,850	--	--
Purchase of fixed assets	(25,722)	(33,007)	(29,131)
Acquisition of 20% minority interest in Tahoe Joe's Inc.	--	(370)	--
Proceeds from sale of other assets	417	2,284	628

Net cash provided by (used in) investing activities	26,662	(28,383)	(28,503)

BUFFETS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Year Ended
	July 2,	June 30,	June 29,
	2003	2004	2005
	(In thousands)
FINANCING ACTIVITIES:
Repayment of debt	$(73,198)	$(172,953)	$(29,781)
Unrestricted cash proceeds from credit facility	--	195,300	--
Initial restricted cash proceeds from credit facility	--	34,700	--
Restricted cash proceeds from credit facility available as of
year end	--	(16,228)	--
Use of restricted cash for early extinguishment of debt	--	(18,472)	(15,736)
Use of unrestricted cash for early extinguishment of debt	--	(15,300)	--
Reduction of restricted cash available for early extinguishment
of debt	--	--	16,228
Capital distributions	(576)	(20,101)	(1,290)
Debt issuance costs	(3,101)	(2,723)	--

Net cash used in financing activities	(76,875)	(15,777)	(30,579)

NET CHANGE IN CASH AND CASH EQUIVALENTS	7,443	10,229	(5,363)
CASH AND CASH EQUIVALENTS, beginning of period	8,304	15,747	25,976

CASH AND CASH EQUIVALENTS, end of period	$15,747	$25,976	$20,613

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest (net of capitalized interest of $288, $280 and
$538, respectively)	$26,956	$37,286	$32,530

Income taxes	$3,351	$700	$1,130

Non-cash investing activities during the period for-
Note receivable on sale of Original Roadhouse Grill
restaurants	$2,500	$--	$--